Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul Anderson	Gary W. Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(203) 244-6544
nti@alpha-ir.com

Northern Tier Reports Second Quarter 2015 Results

Highlights:

•	Declares second quarter distribution of $1.19 per common unit to be paid in cash on August 28, 2015

•	Second quarter Adjusted Net Income of $90.7 million and Adjusted EBITDA of $116.7 million

•	Record quarterly throughput at the St. Paul Park refinery

•	Solid gasoline margins

TEMPE, Ariz., August 4, 2015 /Globe Newswire/ - Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (collectively, “Northern Tier” or the "Company") today reported second quarter 2015 Net Income of $128.9 million, compared to $57.9 million for second quarter 2014. Results for the 2015 quarter included a $38.2 million non-cash lower of cost or market (“LCM”) inventory adjustment benefit. Adjusted Net Income, which excludes the LCM adjustment and other special items, was $90.7 million for second quarter 2015, compared to $61.4 million for the prior year quarter. Adjusted EBITDA for second quarter 2015 was $116.7 million (excluding the LCM adjustment) compared to $82.1 million for second quarter 2014, primarily due to higher gross margins per barrel, along with higher throughput. A reconciliation of reported earnings to various non-GAAP performance measures can be found in the accompanying tables.

Dave Lamp, Northern Tier's Chief Executive Officer, said, "In the second quarter of 2015 our St. Paul Park refinery achieved record-setting quarterly throughput of approximately 99,000 barrels per day. Product margins were strong, led by robust gasoline crack spreads. In retail, we saw an increase in fuel volumes, fuel margins and merchandise sales. With these solid results, I am pleased to announce a second quarter distribution of $1.19 per unit."

Mr. Lamp continued, “We made good progress with our organic growth initiatives during the quarter, including equipment procurement and continued construction on the crude unit desalter and #2 crude unit revamp projects. In retail, our general partner's Board of Directors recently approved the building of two additional stores, for a total of five approved in 2015, one of which is currently under construction. We added four franchise locations during the second quarter, for a total of ten new franchise locations this year.”

Second Quarter Operating Segment Highlights

Refining Segment

Refining operating income excluding the LCM adjustment was $103.3 million for second quarter 2015 compared to $72.8 million for the prior year period. Refining gross margin was $17.85 per barrel of throughput for second quarter 2015 ($21.98 per barrel including the LCM adjustment) compared to $15.03 per barrel of throughput for second quarter 2014. Refining Adjusted EBITDA for second quarter 2015 was $114.7 million (excluding the LCM adjustment) compared to $82.7 million for the prior year period. This increase was driven by improved gross margins along with increased throughput and sales volumes. Total throughput was a quarterly record of 98,954 barrels per day for second quarter 2015 compared to 93,022 barrels per day for the prior year period. Throughput for the prior year period was impacted by planned maintenance on the Minnesota Pipeline.

Retail Segment

Retail operating income for second quarter 2015, was $4.6 million (excluding the LCM adjustment), compared to $5.0 million for second quarter 2014. Fuel margins were $0.22 per gallon for second quarter 2015 compared to $0.19 per gallon for the prior year period. Adjusted EBITDA for the second quarter 2015 was $6.6 million (excluding the LCM adjustment) compared to $6.7 million in the second quarter 2014.

The aggregate of fuel gallons sold at company-operated retail stores plus fuel gallons sold to franchise stores increased 10.9% for the quarter ended June 30, 2015 compared to second quarter 2014 and 18.5% compared to second quarter 2013. This growth was primarily the result of adding 18 SuperAmerica franchise locations. The number of franchise locations totaled 99 as of June 30, 2015, compared to 81 as of June 30, 2014.

Liquidity and Capital Spending

Northern Tier’s primary sources of liquidity are cash generated from operating activities and its ABL Facility ("ABL"). As of June 30, 2015, Northern Tier’s cash on hand and availability under the ABL amounted to approximately $381 million as compared to approximately $313 million as of March 31, 2015. Working capital requirements can have a significant impact on the Company's liquidity. During periods of declining crude oil prices, cash from operations is negatively impacted by the timing of crude oil payables versus current product pricing. The reverse is true during periods of rising crude oil prices. During the fourth quarter of 2014, when crude oil prices dropped dramatically, the Board of Directors of Northern Tier's general partner reserved $55.2 million to reflect the negative impact on cash earnings for that period and to manage working capital requirements. During the second quarter 2015, crude oil prices increased, resulting in an estimated $25 million benefit to the Company's cash earnings from operations for the period. As a result, the Board reduced the working capital reserve established in the fourth quarter 2014 by $25.0 million, which increased cash available for distribution for the second quarter 2015 correspondingly. While the Company considers its current level of liquidity to be ample to support its continuing operations, the Board anticipates making additional changes, both increases and decreases, to the Company's cash reserves in the future, as it deems appropriate to address this impact of changes in crude oil prices on our working capital requirements.

Capital spending for second quarter 2015 was $11.1 million, including $4.9 million on organic growth projects, compared to second quarter 2014 spending of $15.1 million.

Quarterly Distribution

Effective August 4, 2015, the Board of Directors (the "Board") of Northern Tier Energy GP LLC, the general partner of the Company declared a quarterly distribution of $1.19 per unit that will be paid in cash on August 28, 2015 to common unit holders of record as of the close of business on August 17, 2015. Cash available for distribution totaled $111.3 million for second quarter 2015, including the $25.0 million reduction in working capital reserves.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the prices received for finished products, (iii) working capital requirements including inventory fluctuations, (iv) maintenance and regulatory capital expenditures, (v) organic growth capital expenditures less any amounts we may choose to fund with borrowings from our ABL Facility or by issuance of debt or equity securities and (vi) cash reserves deemed necessary or appropriate by the Board of Directors of our general partner.

Q3 2015 Operating and Capital Expenditure Guidance

For the third quarter of 2015, Northern Tier projects total throughput of between 96,000 and 99,500 barrels per day at the St. Paul Park refinery. Direct operating expense per barrel of throughput is expected to be between $4.55 and $5.05, not including turnaround expenditures. Total capital expenditures for the third quarter and full year 2015 are expected to be approximately $24 million and approximately $70 million, respectively. The full year 2015 capital expenditure guidance includes approximately $34 million for organic growth projects. See the accompanying table for additional key metric guidance.

Conference Call Information

Northern Tier will host a conference call to discuss its quarterly results on Tuesday, August 4, 2015, at 11:30 am Eastern Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (877) 474-9503 or (857) 244-7556 and the passcode 56201148. An audio webcast of the call, as well as a slide presentation, will be available on the Investor section of www.northerntier.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.northerntier.com and for seven days following the call by dialing (888) 286-8010 or (617) 801-6888 and the passcode 38027282.

About Northern Tier

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 99 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Cash Available for Distribution, Refining Gross Margin, Retail Fuel and Retail Merchandise Gross Margins, and other measures that exclude the impact of non-cash and special items. Northern Tier believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier's non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements and Qualified Notice

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future: payment of distributions including the amount and timing thereof; organic growth initiatives including the crude unit desalter and #2 crude unit revamp projects and the progress thereof; construction of new retail stores; franchise growth; liquidity including cash and ABL availability; working capital requirements and reserves relating thereto; crude oil prices; cash reserves including increases and/or decreases thereof; operating and capital expenses; calculations of cash available for distribution; margins and our ability to capture such margins; total or other throughput; crude oil charge and inventories; direct operating expenses; turnaround expenses; retail and franchise volumes, sales and margins; SG&A, depreciation and amortization; interest expense; tax expense and amounts and types of capital expenditures on maintenance, regulatory and organic growth projects or otherwise. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
REVENUE	$959.8	$1,602.5	$1,753.6	$2,948.8
COSTS, EXPENSES AND OTHER
Cost of sales	714.6	1,432.0	1,291.1	2,588.3
Direct operating expenses	76.3	65.4	145.6	131.8
Turnaround and related expenses	1.2	0.9	1.6	1.4
Depreciation and amortization	10.8	10.2	21.6	20.1
Selling, general and administrative expenses	22.2	22.7	42.4	49.7
Reorganization and related costs	—	3.5	—	12.9
(Income) loss from equity method investment	(4.2)	2.4	(7.8)	0.9
Other (gain) loss, net	(0.4)	(0.2)	0.3	0.3
OPERATING INCOME	139.3	65.6	258.8	143.4
Interest expense, net	(7.5)	(6.2)	(15.0)	(12.4)
INCOME BEFORE INCOME TAXES	131.8	59.4	243.8	131.0
Income tax provision	(2.9)	(1.5)	(3.7)	(1.6)
NET INCOME	$128.9	$57.9	$240.1	$129.4

Net earnings per common unit, basic	$1.39	$0.62	$2.59	$1.40
Net earnings per common unit, diluted	$1.39	$0.62	$2.58	$1.40

NORTHERN TIER ENERGY LP
SELECTED OPERATING INCOME DATA
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
OPERATING INCOME
Refining	$140.5	$72.8	$263.6	$170.6
Retail	5.6	5.0	8.3	6.7
Corporate and unallocated costs	(6.8)	(12.2)	(13.1)	(33.9)
TOTAL OPERATING INCOME	139.3	65.6	258.8	143.4
Interest expense, net	(7.5)	(6.2)	(15.0)	(12.4)
Income tax provision	(2.9)	(1.5)	(3.7)	(1.6)
NET INCOME	$128.9	$57.9	$240.1	$129.4

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$127.9	$87.9
Total assets	$1,308.6	$1,180.4
Total debt and financing obligations	$360.7	$362.8
Equity	$502.7	$403.7

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net cash provided by operating activities	$120.3	$62.8	$203.2	$154.3
Net cash used in investing activities	(11.1)	(13.7)	(17.7)	(23.7)
Net cash used in financing activities	(99.6)	(71.6)	(145.5)	(109.5)
Net increase in cash and cash equivalents	$9.6	$(22.5)	$40.0	$21.1

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	98,722	93,342	96,529	93,139
Total refinery throughput (bpd)	98,954	93,022	96,544	92,826
Refined products sold (bpd)	103,778	102,409	101,144	95,822
Per barrel of throughput:
Refining gross margin	$21.98	$15.03	$21.39	$16.54
Refining gross margin excluding lower of cost or market inventory adjustment	$17.85	$15.03	$18.66	$16.54
Direct operating expenses	$4.80	$4.17	$4.70	$4.33
Per barrel of refined products sold:
Refining gross margin	$20.96	$13.65	$20.42	$16.02
Direct operating expenses	$4.57	$3.79	$4.48	$4.19
Refinery product yields (bpd):
Gasoline	46,605	46,747	45,786	44,859
Distillate	34,744	34,483	34,005	35,063
Asphalt	12,040	5,494	11,072	6,663
Other	5,333	6,618	5,666	6,554
Total	98,722	93,342	96,529	93,139
Refinery throughput (bpd):
Crude oil	97,027	91,853	94,299	91,964
Other feedstocks	1,927	1,169	2,245	862
Total	98,954	93,022	96,544	92,826
Crude oil by type (bpd):
Light crude oil	60,171	61,217	57,851	58,645
Synthetic crude oil	9,964	16,858	11,067	16,775
Heavy crude oil	26,892	13,778	25,381	16,544
Total	97,027	91,853	94,299	91,964

RETAIL SEGMENT
Company operated stores:
Fuel gallons sold (in millions)	77.4	76.8	149.3	149.8
Fuel margin per gallon	$0.22	$0.19	$0.21	$0.19
Merchandise sales (in millions)	$95.8	$89.9	$178.4	$168.4
Merchandise margin %	25.9%	26.5%	25.9%	26.2%
Number of stores at period end	165	164	165	164
Franchise stores:
Fuel gallons sold (in millions)	28.1	18.3	51.4	32.5
Royalty income	$0.9	$0.7	$1.7	$1.3
Number of stores at period end	99	81	99	81

NORTHERN TIER ENERGY LP
RECONCILIATION OF NET INCOME (LOSS) TO
EBITDA AND ADJUSTED EBITDA
(in millions, unaudited)

	Three Months Ended June 30, 2015
	Refining	Retail	Other	Total
Net income (loss)	$140.5	$2.7	$(14.3)	$128.9
Adjustments:
Interest expense	—	—	7.5	7.5
Income tax provision	—	2.9	—	2.9
Depreciation and amortization	8.8	1.9	0.1	10.8
EBITDA subtotal	149.3	7.5	(6.7)	150.1
Lower of cost or market inventory adjustment	(37.2)	(1.0)	—	(38.2)
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	1.2	—	—	1.2
Equity-based compensation expense	0.7	0.1	2.1	2.9
Adjusted EBITDA (a)	$114.7	$6.6	$(4.6)	$116.7

	Three Months Ended June 30, 2014
	Refining	Retail	Other	Total
Net income (loss)	$72.8	$3.5	$(18.4)	$57.9
Adjustments:
Interest expense	—	—	6.2	6.2
Income tax provision	—	1.5	—	1.5
Depreciation and amortization	8.3	1.7	0.2	10.2
EBITDA subtotal	81.1	6.7	(12.0)	75.8
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.9	—	—	0.9
Equity-based compensation expense, including the effect of award accelerations from reorganization	—	—	2.9	2.9
Reorganization and related costs, excluding equity based compensation	—	—	1.8	1.8
Adjusted EBITDA (a)	$82.7	$6.7	$(7.3)	$82.1

	Six Months Ended June 30, 2015
	Refining	Retail	Other	Total
Net income (loss)	$263.6	$4.6	$(28.1)	$240.1
Adjustments:
Interest expense	—	—	15.0	15.0
Income tax provision	—	3.7	—	3.7
Depreciation and amortization	17.5	3.7	0.4	21.6
EBITDA subtotal	281.1	12.0	(12.7)	280.4
Lower of cost or market inventory adjustment	(47.7)	(1.3)	—	(49.0)
MPL proportionate depreciation expense	1.4	—	—	1.4
Turnaround and related expenses	1.6	—	—	1.6
Equity-based compensation expense	1.3	0.2	4.0	5.5
Adjusted EBITDA (a)	$237.7	$10.9	$(8.7)	$239.9

	Six Months Ended June 30, 2014
	Refining	Retail	Other	Total
Net income (loss)	$170.6	$5.1	$(46.3)	$129.4
Adjustments:				—
Interest expense	—	—	12.4	12.4
Income tax provision	—	1.6	—	1.6
Depreciation and amortization	16.3	3.4	0.4	20.1
EBITDA subtotal	186.9	10.1	(33.5)	163.5
MPL proportionate depreciation expense	1.4	—	—	1.4
Turnaround and related expenses	1.4	—	—	1.4
Equity-based compensation expense, including the effect of award accelerations from reorganization	—	—	10.3	10.3
Reorganization and related costs, excluding equity based compensation	—	—	8.1	8.1
Adjusted EBITDA (a)	$189.7	$10.1	$(15.1)	$184.7

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier’s 2020 Secured Notes and ABL. Northern Tier believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of Northern Tier’s peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, lower of cost or market inventory adjustments, turnaround and related expenses and equity-based compensation expense. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION
(in millions, unaudited)

Three Months Ended June 30, 2015
Net income	$128.9
Adjustments:
Interest expense	7.5
Income tax provision	2.9
Depreciation and amortization	10.8
EBITDA subtotal	150.1
Lower of cost or market inventory adjustment (b)	(38.2)
MPL proportionate depreciation expense	0.7
Turnaround and related expenses	1.2
Equity-based compensation expense	2.9
Adjusted EBITDA (a)	116.7
Cash interest expense	(6.9)
Current tax provision	(1.0)
MPL proportionate depreciation expense	(0.7)
Reduction in working capital reserve (c)	25.0
Capital expenditures (d)	(14.3)
Cash reserve for turnaround and related expenses (e)	(7.5)
Cash available for distribution (f)	$111.3

(b) Represents a non-cash adjustment to record inventory at the lower of cost or market ("LCM") where cost is determined using the last-in, first-out ("LIFO") methodology. The Company's LCM reserve changed from $62.8 million at March 31, 2015 to $24.6 million at June 30, 2015, resulting in a $38.2 million non-cash benefit recorded within cost of sales.

(c) Represents a reduction in a working capital reserve established in the fourth quarter 2014. Working capital requirements are impacted primarily by changes in crude oil prices, which can impact cash generated from operations due to the timing of crude oil payables versus current product pricing. During the second quarter 2015, crude oil prices increased, resulting in an estimated $25.0 million benefit to the Company's cash earnings based on approximately 1.7 million barrels of crude oil outstanding. As a result, the Board of Directors of Northern Tier's general partner reduced the working capital reserve accordingly.

(d) Capital expenditures include maintenance, regulatory and organic growth projects on an accrual basis.

(e) Cash reserves are determined by the Board of Directors of Northern Tier's general partner and are primarily for the purpose of funding turnarounds and discretionary capital projects. Since spending may be significant in any given quarter, reserves are made over several quarters in order to mitigate the impact on cash available for distribution.

(f) Cash available for distribution is a non-GAAP performance measure that Northern Tier believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier has reconciled cash available for distribution to Adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the Board of Directors of Northern Tier’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended		Six Months Ended
Refining operating information:	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Refining revenue	$839.8	$1,486.7	$1,529.4	$2,730.3
Refining cost of sales	641.9	1,359.5	1,155.6	2,452.4
Refining gross margin (g)	197.9	127.2	373.8	277.9
Refining lower of cost or market adjustment (b)	(37.2)	—	(47.7)	—
Refining gross margin excluding lower of cost or market adjustment (g)	$160.7	$127.2	$326.1	$277.9

Total throughput (millions of barrels)	9.0	8.5	17.5	16.8
Refining gross margin per barrel of total throughput	$21.98	$15.03	$21.39	$16.54
Refining gross margin excluding lower of cost or market adjustment per barrel of total throughput	$17.85	$15.03	$18.66	$16.54

Refining direct operating expenses	$43.2	$35.3	$82.1	$72.7
Total throughput (millions of barrels)	9.0	8.5	17.5	16.8
Refining direct operating expenses per barrel of throughput	$4.80	$4.17	$4.70	$4.33

	Three Months Ended		Six Months Ended
Retail gross margin data:	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Retail revenue:
Fuel revenue	$198.4	$273.7	$359.9	$523.1
Merchandise revenue	95.8	89.9	178.4	168.4
Other revenue	9.8	11.9	18.7	23.2
Intercompany eliminations	(4.8)	(4.6)	(9.1)	(8.7)
Retail revenue	299.2	370.9	547.9	706.0

Retail cost of sales:
Fuel cost of sales	181.5	259.2	327.8	494.4
Merchandise cost of sales	71.0	66.1	132.2	124.3
Other cost of sales	4.2	6.9	8.3	13.4
Intercompany eliminations	(4.8)	(4.6)	(9.1)	(8.7)
Retail cost of sales	251.9	327.6	459.2	623.4

Retail gross margin: (h)
Fuel margin	16.9	14.5	32.1	28.7
Merchandise margin	24.8	23.8	46.2	44.1
Other margin	5.6	5.0	10.4	9.8
Intercompany eliminations	—	—	—	—
Retail gross margin	$47.3	$43.3	$88.7	$82.6

	Three Months Ended June 30, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$140.5	$5.6	$(6.8)	$139.3
Adjusted for special items:
Lower of cost or market inventory adjustment (b)	(37.2)	(1.0)	—	(38.2)
Operating income, adjusted for special items (i)	$103.3	$4.6	$(6.8)	$101.1

	Three Months Ended June 30, 2014
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$72.8	$5.0	$(12.2)	$65.6
Adjusted for special items:
Reorganization and related costs	—	—	3.5	3.5
Operating income, adjusted for special items (i)	$72.8	$5.0	$(8.7)	$69.1

	Six Months Ended June 30, 2015
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$263.6	$8.3	$(13.1)	$258.8
Adjusted for special items:
Lower of cost or market inventory adjustment (b)	(47.7)	(1.3)	—	(49.0)
Operating income, adjusted for special items (i)	$215.9	$7.0	$(13.1)	$209.8

	Six Months Ended June 30, 2014
Supplemental operating income data:	Refining	Retail	Corporate and unallocated costs	Total
Operating income	$170.6	$6.7	$(33.9)	$143.4
Adjusted for special items:
Reorganization and related costs	—	—	12.9	12.9
Operating income, adjusted for special items (i)	$170.6	$6.7	$(21.0)	$156.3

	Three Months Ended		Six Months Ended
Reconciliation of Net Income to Adjusted Net Income:	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net Income	$128.9	$57.9	$240.1	$129.4
Adjusted for special items:
Reorganization and related costs	—	3.5	—	12.9
Lower of cost or market inventory adjustment (b)	(38.2)	—	(49.0)	—
Adjusted Net Income (i)	$90.7	$61.4	$191.1	$142.3

Weighted-average Units Outstanding (in millions): (j)	92.8	92.5	92.7	92.3
Net earnings per common unit, basic and diluted:
Actual	$1.39	$0.62	$2.58	$1.40
Adjusted	$0.98	$0.66	$2.06	$1.54

(g) Refining gross margin is calculated by subtracting refining costs of sales from total refining revenues. Refining gross margin excluding lower of cost or market ("LCM") inventory adjustment is calculated by adding back the non-cash LCM inventory adjustment to refining gross margin. Refining gross margin and refining gross margin excluding LCM are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Northern Tier's calculation of refining gross margin and refining gross margin excluding LCM may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(h) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its retail performance. Northern Tier's calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(i) Adjusted Net Income and operating income, adjusted for special items are non-GAAP performance measures that Northern Tier believes are important to investors in evaluating its operating performance. Northern Tier's calculation of Adjusted Net Income and operating income, adjusted for special items may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(j) Weighted average number of shares outstanding assumes no changes related to accelerated vesting of equity-based compensation awards related to our reorganization.

NORTHERN TIER ENERGY LP
Q3 2015 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q3 2015
	Low	High
Refinery Statistics:
Total crude charge (bpd)	96,000	98,000
Other throughput (bpd)	—	1,500
Total throughput (bpd)	96,000	99,500
Crude oil inventory (thousands of bbls)	1,900	2,100
Heavy crude oil throughput percentage of total throughput	26%	28%
Direct operating expenses excluding turnaround ($/throughput bbl)	$4.55	$5.05

Retail Statistics:
Forecasted gallons (mm):
Company-owned stores	77	79
Franchise stores	34	36
Retail fuel margin ($/gallon):	$0.21	$0.26
Merchandise sales ($ in mm)	$95	$97
Merchandise gross margin (%)	26.0%	27.0%
Direct operating expense ($ in mm)	$34	$35

Other Guidance ($ in mm):
Reserve for turnaround and related expenses	$5	$10
Cash reserve for organic growth projects	$5	$10
SG&A	$22	$24
Depreciation & amortization	$11	$12
Cash interest expense	$7	$8
Current tax expense	$1	$3

	Q3 2015	Full Year
Capital Program ($ in mm):
Maintenance and regulatory projects	$12	$36
Organic growth projects	12	34
Total planned capital expenditures	$24	$70